EXPRESSION OF SYMPATHY

Toronto, August 13, 2003 – GOLDCORP INC. (GG: NYSE; G:TSX) is saddened by the news that an industrial accident claimed the life of an employee at The Company’s Saskatchewan Minerals operation in Chaplin, Saskatchewan, Canada on the evening of August 11, 2003.    The board of directors, management and all employees of Goldcorp Inc. wish to express our condolences and to offer our thoughts and prayers for the family members of the deceased.   An investigation is ongoing to determine the cause of the accident.

Saskatchewan Minerals is one of North America’s leading suppliers of sodium sulphate to customers producing products which include laundry and dishwasher detergent.

For further information, please contact:           Corporate Office:

Chris Bradbrook

                                         145 King Street West

Vice President, Corporate Development                Suite 2700

Telephone: (416) 865-0326                                  Toronto, Ontario

Fax: (416) 361-5741                                            M5H 1J8

e-mail: info@goldcorp.com                                    website: www.goldcorp.com